FOR IMMEDIATE RELEASE

                                                  Contact:
                                                  -------
                                                  Thomas W. Hawkins
                                                  Sr. Vice President and
                                                  Chief Administrative Officer
                                                  954-627-1000
                                                  tom.hawkins@geraldstevens.com



               Gerald Stevens, Inc. Completes Reverse Stock Split

FORT LAUDERDALE, FL - November 14, 2000. Gerald Stevens, Inc. (Nasdaq: GIFT), the nation's largest specialty retailer and marketer of floral products, has completed a 1-for-5 reverse stock split, as previously announced. The Company's Board of Directors believes that the reverse stock split may improve the marketability and liquidity of the Company's common stock by appealing to a broader range of investors. The reverse stock split has a record date of November 14, 2000. The Company's transfer agent will send notices of the reverse split on November 28, 2000, at which time shareholders may exchange their stock certificates. Fractional interests in a share of common stock will be treated as a whole for purposes of this stock split. With completion of the stock split, the number of shares outstanding will be approximately 9,840,000. For the next 20 trading days, the Company's common stock will trade under the symbol GIFTD.

Gerald Stevens, Inc. (Nasdaq: GIFT) (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the country. The Company currently operates the largest network of floral specialty retail stores in the United States with over 300 locations across the country and in Toronto, Canada. It also operates Florafax, a national wire service with over 5,000 member florists covering all 50 states, three regional call centers and Internet businesses that take orders 24 hours a day, 7 days a week. Additionally, Gerald Stevens owns National Flora, a leading national floral marketing company with premium-placed advertisements in over 1,000 Yellow Page directories; the Flower Club, a leading corporate affinity marketer with over 50 corporate partners; and upscale floral direct marketer, Calyx & Corolla, Inc. Gerald Stevens also owns its own import and sourcing operation in Miami, Florida.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 1999, and in our Form 10-Q filed with the Securities and Exchange Commission on July 17, 2000.

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